UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
14A-6(E)(2)

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

INVENTIV HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Checkbox if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

May 14, 2007

Dear Fellow Stockholder:

        You are cordially invited to attend the 2007 Annual Meeting of Stockholders of inVentiv Health, Inc. (the "Company"), which will be held at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, NY 10036, on June 12, 2007 at 9:00 a.m., EST.

        Enclosed are the Notice of Annual Meeting, the Proxy Statement and the Company’s 2006 Annual Report. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

        Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket.

        If you are unable to attend the Annual Meeting in person, you may listen to the proceedings through the Internet. To listen to the live webcast, please log on at www.inventivhealth.com in the "Investor Relations" section of the website. The webcast will begin at 9:00 a.m., EST, and will remain on the Company's website for one year. The webcast will permit stockholders to listen to the Annual Meeting but will not provide for the ability to vote or present any stockholder proposals.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing, dating and mailing the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

        On behalf of the Board of Directors and the employees of inVentiv Health, Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Eran Broshy
Chairman and Chief Executive Officer

INVENTIV HEALTH, INC.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2007

May 14, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of inVentiv Health, Inc. (the "Company") to be held at 1180 Avenue of the Americas, 10th Floor (times Square Conference Room), New York, NY 10036, on June 12, 2007 at 9:00 a.m., EST, for the following purposes:

1.	To elect eight (8) directors of the Company;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007; and

3.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 26, 2007 will be entitled to notice of, and to vote at, the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON YOUR PROXY CARD. AN ADMISSION CARD IS INCLUDED IF YOU ARE A STOCKHOLDER OF RECORD. IF YOUR SHARES ARE HELD IN STREET NAME, AN ADMISSION CARD IN THE FORM OF A LEGAL PROXY WILL BE SENT TO YOU BY YOUR BROKER. IF YOU DO NOT RECEIVE THE LEGAL PROXY IN TIME, YOU WILL BE ADMITTED TO THE ANNUAL MEETING BY SHOWING YOUR MOST RECENT BROKERAGE STATEMENT VERIFYING YOUR OWNERSHIP OF COMMON STOCK AS OF THE RECORD DATE.

By Order of the Board of Directors,
John R. Emery
Secretary

TABLE OF CONTENTS

PROXY STATEMENT
NOMINEES FOR THE BOARD OF DIRECTORS
Biographical Information
Functions and Meetings of the Board of Directors
Corporate Governance
Board Meetings
Committees of the Board
Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
BENEFICIAL OWNERSHIP OF SECURITIES AND RELATED MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS
Executive Officers
Compensation Discussion and Analysis
Compensation Committee Report on Executive Compensation
Summary Compensation Table
Grants of Plan Based Awards
Outstanding Equity Awards at Fiscal Year-End
Options Exercises and Stock Vested
Nonqualified Deferred Compensation
Other Potential Post-Employment Payments and Benefits
Director Compensation
Compensation Committee Interlocks and Insider Participation
Audit Committee Report
PROPOSALS TO BE VOTED ON AT MEETING
Election of Directors [Proposal No. 1]
Ratification of Appointment of Independent Registered Public Accounting Firm [Proposal No. 2]
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

INVENTIV HEALTH, INC.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2007

PROXY STATEMENT

GENERAL INFORMATION

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of inVentiv Health, Inc. (the “Company”) for use at the 2007 Annual Meeting of Stockholders to be held at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, NY 10036, on June 12, 2007 at 9:00 a.m., EST. The proposals to be acted upon are set forth in the accompanying Notice of Annual Meeting. Each proposal is described in more detail in this Proxy Statement.

This Proxy Statement and the enclosed proxy are first being mailed to the Company's stockholders on or about May 14, 2007. The Company is mailing its Annual Report to Stockholders for the year ended December 31, 2006, along with this Proxy Statement and the enclosed proxy. The 2006 Annual Report to Stockholders does not form any part of the materials for the solicitation of proxies.

Record Date, Share Ownership and Voting

    Stockholders of record at the close of business on April 26, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) thereof. At the Record Date, 31,162,986 shares of our Common Stock, par value $0.001 per share (“Common Stock”), were issued and outstanding. Each stockholder of record will be entitled to one vote for each share of Common Stock held of record as of the Record Date.

    Stockholders of record as of the Record Date may vote in person at the Annual Meeting or by proxy using the enclosed proxy card. Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope whether or not they plan to attend the Annual Meeting to ensure that all votes are counted. As stated above, stockholders who have voted by proxy may still attend the Annual Meeting and vote in person.

    If instructions are not given, proxies will be voted "FOR" election of each nominee for director named herein and each of the other proposals described herein. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

    Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Except for the matters discussed in this Proxy Statement and reflected in the proxy, management is not aware of any other matters which are likely to be brought before the Annual Meeting. If any such matters properly come before the Annual Meeting, however, the persons named in the proxy are fully authorized to vote thereon in accordance with their judgment and discretion.

    Under our by-laws, directors are elected by majority vote, which means that in order to be elected, the number of votes "for" the election of a director must exceed the number of shares as to which authority to vote is withheld for that director. However, under Delaware law, a director's term extends until his successor is elected and qualified. In order to give effect to the majority standard for the election of directors under our bylaws, each incumbent director who has been nominated for reelection has submitted a resignation effective upon such director receiving less than a majority of the votes cast at the Annual Meeting, which resignation will become irrevocable upon acceptance by the Board of Directors but will automatically become void if the election is determined to be a contested election as of the time voting for directors is determined. If an incumbent director who is nominated for reelection is not reelected, the Board of Directors will determine, through a process managed by the Nominating and Corporate Governance Committee, whether to accept or reject the tendered resignation at the next regularly scheduled meeting following the Board's annual meeting without the participation of the non-elected director. Unless the Board of Directors determines that retention of the director is clearly in the best interests of the Company, the Board of Directors will accept the resignation. If the resignation is not accepted, the director will remain in office for the succeeding term. If the resignation is accepted, the Board of Directors will either fill the resulting vacancy or decrease the size of the Board of Directors. We have adopted a Corporate Governance Policy on Majority Voting, which is included as Appendix A to this Proxy Statement.

    Proposal 2 (ratification of appointment of independent registered public accounting firm) is subject to approval by a majority of the votes cast with respect to the particular matter.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that stockholders holding a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date shall constitute a quorum at meetings of stockholders. Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Against” (or, with respect to the election of directors, “Withhold”) votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Broker non-votes and abstentions are not counted toward votes cast and therefore have no effect on any proposal, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Revocability of Proxies

A stockholder who has given a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: inVentiv Health, Inc., 200 Cottontail Lane, Vantage Court North, Somerset, NJ, 08873, Attention: Corporate Secretary.

Costs of Proxy Solicitation; Means of Solicitation

The Company will pay the cost of all proxy solicitations. Officers and other employees of the Company and its subsidiaries may solicit proxies. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone, telecopy and telegram. Officers and employees of the Company will not receive compensation for proxy solicitation services, which will be performed in addition to their regular duties.

The Company has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

NOMINEES FOR THE BOARD OF DIRECTORS

Biographical Information

The Board of Directors (the “Board”) has nominated the following eight incumbent directors for election to the Board: Eran Broshy, John R. Harris, Terrell G. Herring, Mark E. Jennings, Per G.H. Lofberg, A. Clayton Perfall, Craig Saxton, M.D. and R. Blane Walter.  Mr. Conklin, our ninth incumbent director, is retiring from the Board effective as of the date of the Annual Meeting.

If elected, each of the following nominees will serve for a one-year term expiring at the 2008 Annual Meeting and until his successor is elected and qualified. Certain additional information regarding each of the nominees, as of the Record Date, is set forth below.

Name and present position with the Company	Biography
Eran Broshy,
Chairman, Director and Chief Executive Officer
Mr. Broshy, age 48, joined inVentiv Health as Chief Executive Officer and Director in June 1999, took the Company public in the fall of 1999, and additionally became Chairman of the Board in June 2006. Mr. Broshy has over 20 years' management and consulting experience within the healthcare industry. Prior to joining inVentiv he served as the Partner responsible for the healthcare practice of The Boston Consulting Group (BCG) across the Americas. During his fourteen-year tenure at BCG from 1984 to 1998, Mr. Broshy consulted widely with senior executives from a number of the major global pharmaceutical manufacturers, managed care organizations, and academic medical centers on a range of strategic, organizational and operational issues. Mr. Broshy has also served as President and Chief Executive Officer of Coelacanth Corporation, a privately-held biotechnology company. Mr. Broshy currently also serves as a Director of Neurogen Corporation, Union Street Acquisition Corp and on the Simon Wiesenthal Center's NY Executive Board. Mr. Broshy is a graduate of Harvard University (M.B.A), Stanford University (M.S.), and Massachusetts Institute of Technology (B.S.).

John R. Harris,
Director
Mr. Harris, age 58, has been a Director of the Company since May 2000. Mr. Harris is currently Chief Executive Officer of eTelecare Global Solutions, a leading teleservices company. Until January 2005 Mr. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company. From July 2002 to December 2003, he served as Chief Executive Officer and President of Delinea Corporation, an application and business process management company serving the energy industry. From August 2001 to July 2002, Mr. Harris served as Chief Executive Officer and President of Exolink. He was Chairman and Chief Executive Officer of Ztango, Inc. from 1999 to 2001. Mr. Harris previously spent 25 years with Electronic Data Systems, during which he held a variety of executive leadership positions including Corporate Officer and President of the Communications Business divisions serving the telecommunication and media industries. Mr. Harris is a member of the Board of Directors of Premier Global Solutions, Inc and Answerthink, Inc.

Terrell G. Herring,
Director, President and Chief Executive Officer, inVentiv Commercial
Mr. Herring, age 43, has been a Director of the Company since October 2005. Mr. Herring has served as the President and Chief Executive Officer of the Company’s inVentiv Commercial division since October 2005. Since joining the Company in November 1999, Mr. Herring has held the positions of National Business Director, Vice President and General Manager, U. S. Sales, President and COO, inVentiv Pharma Services and President and COO, inVentiv Commerical. He has more than 20 years experience in the pharmaceutical sales industry. Before joining inVentiv, Mr. Herring was the Senior National Sales Director at Noven Pharmaceuticals where he focused on transdermal delivery and women's health marketing. He began his career at Ciba-Geigy Pharmaceuticals and Solvay Pharmaceuticals where he held various sales management, training, development, marketing, and operations positions.

Mark E. Jennings,
Director
Mr. Jennings, age 44, has been a Director of the Company since February 2005. Mr. Jennings is the Managing Partner and co-founder of Generation Partners, a $325 million private investment firm focused on providing growth capital to companies primarily in the business & information services,  media/entertainment  and healthcare sectors. Prior to founding Generation in 1995, Mr. Jennings was a Partner of Centre Partners, a private investment firm affiliated with Lazard Frères & Co. Mr. Jennings began his career at Goldman Sachs & Co. where he advised companies in the areas of financial strategy, public offerings, mergers & acquisitions and leveraged buyouts. Through Generation and predecessor firms, he has invested in more than 50 companies and has served as a director on 23 boards. Mr. Jennings is also the Chairman of the Board of Trustees of Post University, a 115 year-old University in Connecticut.

Per G.H. Lofberg,
Director
Mr. Lofberg, age 59, has been a Director of the Company since February 2005. Mr. Lofberg brings over 30 years pharmaceutical and health care industry experience to inVentiv Health. He is currently President and CEO of Merck Capital Ventures, LLC, a position that he has held since 2000. From 1993-2000, Mr. Lofberg was Chairman of Merck-Medco Managed Care, LLC, a wholly-owned subsidiary of Merck & Co., Inc. and the country’s largest provider of prescription drug benefit management services. Under his leadership, Merck-Medco grew from $3 billion to $23 billion in revenues. Mr. Lofberg joined Merck-Medco in 1988 as Senior Executive Vice President, a member of the Office of the President and a Director. Before Merck-Medco, Mr. Lofberg was a Partner at The Boston Consulting Group and oversaw the firm’s worldwide health care practice.

A. Clayton Perfall,
Director
Mr. Perfall, age 48, has been a Director of the Company since inVentiv's separation from Snyder Communications, Inc. in September 1999. He currently serves as Chief Executive Officer of Union Street Acquisition Corp, a specified purpose acquisition corporation, and of AHL Services, Inc. a provider of outsourced marketing services. Mr. Perfall served as the Chief Financial Officer and a director of Snyder Communications, Inc. from 1996 to September 2000. Prior to joining Snyder Communications, Inc., Mr. Perfall was a partner with Arthur Andersen LLP.

Craig Saxton, M.D.,
Director
Dr. Saxton, age 64, has been a Director of the Company since December 2006. Dr. Saxton brings over 40 years of experience in pharmaceutical drug development to inVentiv, initially as a clinical investigator and later through more than 25 years with Pfizer Inc. until his retirement in 2001. During his time with Pfizer, Dr. Saxton worked in a variety of positions in both Europe and the USA in the R&D and International commercial divisions. Throughout the 1990’s he was responsible for Pfizer’s worldwide pre-clinical and clinical development operations, a period in which Pfizer enjoyed it’s most successful growth powered by an unprecedented number of worldwide approvals and launches of new chemical entity pharmaceutical products. Each of these numerous approved products subsequently achieved peak sales in excess of $750 million dollars, totaling more than $25 billion in annual revenue in recent years. Dr. Saxton is also Chairman of the Board of Neurogen Inc. and a director of Conjuchem Inc.

R. Blane Walter,
Director, President and Chief Executive Officer, inVentiv Communications
Mr. Walter, age 36, has been a Director of the Company since October 2005. Mr. Walter has served as the President and Chief Executive Officer of the Company’s inVentiv Communications division since the acquisition of inChord Communications, Inc. (“inChord”) in October 2005. Mr. Walter joined inChord (then known as Gerbig, Snell/Weisheimer & Associates) as an Account Manager in 1994. In 1996, he became a Partner and later purchased the company in 2000. Under his direction as Chairman and CEO, inChord became the largest privately-held healthcare communication company in the world, with affiliates throughout the world. Prior to inChord, Mr. Walter worked as a financial analyst in New York City for Smith Barney in mergers and acquisitions.

Functions and Meetings of the Board of Directors

Corporate Governance

Director Independence.    The Board of Directors has determined that six of its nine incumbent directors (and five of the eight director nominees listed above) satisfy the director independence criteria adopted by the NASDAQ Stock Market (the "NASDAQ"), the exchange on which our common stock is traded. The following directors were determined to be independent within the meaning of NASDAQ rules:

Donald Conklin
John R. Harris
Mark E. Jennings
Per G.H. Lofberg
A. Clayton Perfall
Craig Saxton, M.D.

Eran Broshy, who is the Chairman and Chief Executive Officer of the Company, and Terrell G. Herring and R. Blane Walter, who are executive officers of the Company, were not deemed independent.

    The NASDAQ rules have both objective tests and a subjective test for determining independence. The objective tests establish categories of transactions which preclude a finding of independence. The subject tests states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors were disqualified from "independent" status under the these tests. No transactions, relationships or arrangements were considered by the Board in making a determination of independence other than those described below under "Certain Relationships and Related Transactions".

    In addition to the board-level standards for director independence, the directors who serve on the Audit Committee each satisfy additional audit committee independence standards established by the Securities and Exchange Commission (the “SEC”), which provide that in order to serve on the Audit Committee, members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than that director compensation.

    Executive Sessions of Independent Directors. The independent members of the Board of Directors meet in executive session no less than two times per year in conjunction with regularly scheduled Board meetings.

    Communicating with the Board of Directors.    The Board provides a process for stockholders to send communications to the Board or any individual director. Stockholders may send written communications to the Board or any director c/o inVentiv Health, Inc., 200 Cottontail Lane, Vantage Court North, Somerset, New Jersey 08873. The Board has instructed our Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Director Attendance at Annual Meetings. The Company has adopted a policy that strongly encourages, but does not require, directors to attend each Annual Meeting, subject to exigent or unforeseeable circumstances that may prevent such attendance. Eight directors attended the Company’s 2006 Annual Meeting.

Code of Business Conduct and Ethics.    It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse, or competitive with the Company, or that interferes with the proper performance of their duties, responsibilities, or loyalty to the Company. Our Code of Business Conduct and Ethics applies to all officers, directors and employees and contains these policies. The Code of Business Conduct and Ethics can be accessed in the "Investor Relations — Corporate Governance" section of our website at www.inventivhealth.com. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board Meetings

    The Board of Directors held five meetings or teleconference calls during 2006. No director attended fewer than 75% of the aggregate of the total of Board and Committee meetings during the past year.

Committees of the Board

    The Board of Directors delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board of Directors. The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees. The Board of Directors has determined each member of the Audit, Compensation and Nominating and Corporate Governance Committees to be an independent director in accordance with NASDAQ standards. Each of the Board committees has a written charter approved by the Board. We post copies of each charter on our Web site at www.inventivhealth.com under the “Investor Relations -- Corporate Governance” section. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work.

Audit Committee

    The Audit Committee is comprised of Messrs. Perfall (Chairman), Conklin and Harris. Mr. Jennings will, if reelected, replace Mr. Conklin as a member of the Audit Committee upon Mr. Conklin's retirement from the Board of Directors at the Annual Meeting. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Audit Committee held seven meetings in 2006. At each of its meetings, the Committee met with senior members of our financial management team and our independent registered public accounting firm.

    The Board has determined that Mr. Perfall qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee

The Compensation Committee is comprised of Messrs. Lofberg (Chairman) and Jennings, with Mr. Conklin serving as an alternate member of the Compensation Committee. Dr. Saxton will, if reelected replace Mr. Conklin as an alternate member of the Compensation Committee upon Mr. Conklin's retirement from the Board of Directors at the Annual Meeting. The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock option plans, including reviewing and granting stock options to our executive officers. The Compensation Committee also reviews and determines various other compensation policies and matters, including making recommendations to the Board with respect to employee compensation and benefit plans generally. The Compensation Committee has the power to delegate to officers of the Company the authority to award equity incentive compensation to non-executive personnel in accordance with detailed guidelines and aggregate limits established by the Compensation Committee. The Compensation Committee held seven meetings in 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Conklin (Chairman), Harris and Jennings. Dr. Saxton will, if reelected, replace Mr. Conklin as a member and Chairman of the Nominating and Corporate Governance Committee upon Mr. Conklin's retirement from the Board of Directors at the Annual Meeting. The responsibilities of the Nominating and Corporate Governance Committee include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance held two meetings in 2006.

Board Criteria and Director Nomination Procedures.    The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements; having expertise and experience in an area pertinent to the Company’s business; having the time to provide and being effective in providing advice and guidance to the Company based on that expertise and experience, free of any recurrent conflict of interest; having reputations, both personal and professional, consistent with the image and reputation of the Company; and being of the highest ethical character. No candidate may be selected if the election of such candidate as part of a slate to be recommended to the Board would cause the Board of Directors to consist of less than a majority of directors who are “independent” under NASDAQ rules. In addition, at least one director willing to chair the Audit Committee should have the knowledge, credentials and experience sufficient to satisfy the definition of an “audit committee financial expert” as defined in the rules of the SEC. The Nominating and Corporate Governance Committee believes that one or more directors should have a substantial background in marketing services, contract sales or related fields. These guidelines may be supplemented or varied by the Committee as appropriate. The Board of Directors may also establish or recommend criteria for the election of nominees.

    The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows:

    In determining whether to recommend an incumbent director for renomination in connection with a stockholder meeting, the Committee will review such director’s overall service to the Company during the term of his or her service, including the number of meetings attended, level of participation, quality of performance, and any circumstances that have presented or are expected to present a conflict of interest on the part of the director with the Company. In general, other than in cases of death or disability or pending or actual resignation or removal, no specific effort will be initiated to fill the position of an incumbent director unless and until such time as the full Board of Directors, upon recommendation of the Committee, has determined that such director will not be renominated.

New candidates for the Board of Directors will be considered by the Nominating Committee when the need to add a new Board member or to fill a vacancy is identified. In addition, the Committee will on a regular basis consider appropriate potential candidates for nomination as Board members. The Committee will consider the criteria described above and all other factors it considers relevant in selecting nominees. When a determination has been made that the Committee should recommend a nominee for election by the stockholders or to fill a vacancy, the Chairman of the Committee will initiate a search, seeking input from other members of the Committee, other Board members and senior management, and may, with the concurrence of the Committee, hire a search firm to assist in identifying candidates. The Committee generally will examine biographical and other written information regarding candidates and discuss the candidates and select from the candidates presented those it wishes to interview. When the interviews have been concluded, the Committee will make a recommendation to the Board for each open position.

The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director. All bona fide shareholder-recommended candidates will be considered on the same basis as other candidates. Any such nominations should be submitted to the Chairman of the Nominating and Corporate Governance Committee, c/o inVentiv Health, Inc., 200 Cottontail Lane, Vantage Court North, Somerset, New Jersey 08873, and should include the following: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected); (b) whether the candidate qualifies as “independent” under NASDAQ rules and for service on the Audit Committee under SEC rules; (c) the name and address of the recommending shareholder, as they appear on the Company's books, and of any beneficial owner on whose behalf the recommendation is made; (d) the class and number of shares of the Company that are beneficially owned and held of record by such shareholder and any such beneficial owner; (e) information regarding whether the recommending shareholder, beneficial owner or candidate or their affiliates have any plans or proposals for the Company; and (f) whether the recommending shareholder, beneficial owner or candidate seeks to use the nomination to redress personal claims or grievances against the Company or to further personal interests or special interests not shared by shareholders at large.

One of the nominees for the Board of Directors, Dr. Saxton, is an incumbent director who was appointed to the Board of Directors to fill a vacancy that arose subsequent to the 2006 Annual Meeting of Stockholders as a result of an increase in the size of the Board of Directors. Dr. Saxton was recommended by our Chief Executive Officer and by one of our other directors. The Company did not retain a search firm for the purpose of identifying director candidates with respect to this vacancy, although it has engaged search firms in the past to identify director candidates.

BENEFICIAL OWNERSHIP OF SECURITIES AND RELATED MATTERS

The following table sets forth certain information, to our knowledge, as of the Record Date (except as otherwise noted), with respect to the beneficial ownership of the Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director, (iii) each of our executive officers named in the Summary Compensation Table under "Executive Compensation," and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned. The number of shares beneficially owned by each person or group as of the Record Date includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after the Record Date, including, but not limited to, upon the exercise of options. References to options in the footnotes of the table below include only options to purchase shares that were exercisable on or within 60 days after the Record Date.

None of our executive officers, directors or director nominees have pledged or collateralized shares of our Common Stock owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares and Nature of Beneficial Ownership	Percent of Class (2)

Eran Broshy (3)	713,012	2.3%
A. Clayton Perfall (4)	120,000	*
Don Conklin (5)	90,000	*
John R. Harris	20,000	*
Mark E. Jennings (6)	30,000	*
Per G.H. Lofberg	--	--
Dr. Craig Saxton (7)	15,000	*
John R. Emery (8)	110,763	*
Terrell G. Herring (9)	68,707	*
R. Blane Walter	755,949	2.4%
All directors and executive officers as a group (10 persons)	1,923,431	6.2%

* Denotes less than 1%.
(1)	Except as noted, the address for each such beneficial owner is c/o inVentiv Health, Inc., 200 Cottontail Lane, Vantage Court North, Somerset, New Jersey 08873
(2)
Percentage ownership is calculated by dividing the number of shares beneficially owned by each person or group listed in the table by the sum of the 31,162,986 shares of Common Stock outstanding on the Record Date plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after the Record Date.

(3)
Includes 521,438 shares of Common Stock issuable upon exercise of options, 476,438 shares which were vested as of the Record Date and 45,000 shares of which will vest within 60 days of the Record Date. In addition, Mr. Broshy holds an interest in a Private Fund to which shares of our common stock were contributed in exchange for such interest. Under certain circumstances, Mr. Broshy may receive shares of common stock held by the Private Fund in satisfaction of redemption rights. No such shares have been included in Mr. Broshy's beneficial ownership of common stock set forth in the above table.

(4)	Includes 100,000 shares of Common Stock issuable upon exercise of options.
(5)	Includes 60,000 shares of Common Stock issuable upon exercise of options.
(6)	Includes 10,000 shares that were purchased in the open market prior to election to the Board of Directors.
(7)	Includes 5,000 shares of Common Stock issuable upon exercise of options.
(8)	Includes 99,375 shares of Common Stock issuable upon exercise of options.
(9)	Includes 8,438 shares of Common Stock issuable upon exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. In addition, under Section 16(a), trusts for which a reporting person is a trustee and a beneficiary (or for which a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of our Common Stock and other equity securities. Such reporting persons are required by rules of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based upon a review of the copies of such forms furnished to us and written representations from and communications with our executive officers, directors and greater than ten percent (10%) beneficial stockholders, we believe that during 2006, all transactions were timely reported.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth certain information concerning our current executive officers:

Name	Age	Positions with Company
Eran Broshy	48	Chairman and Chief Executive Officer
John R. Emery	50	Chief Financial Officer and Secretary
Terrell G. Herring	43	President and Chief Executive Officer, inVentiv Commercial, and Director
R. Blane Walter	36	President and Chief Executive Officer, inVentiv Communications, and Director

Eran Broshy - please refer to the section entitled “Board of Directors” for a discussion of Mr. Broshy.

John R. Emery - Mr. Emery has served as the Chief Financial Officer of the Company since August 2001. Prior to that time, Mr. Emery was Chief Financial Officer of MedQuist Inc. During his tenure at MedQuist, revenues increased nearly five-fold and market capitalization increased from approximately $200 million to $1.5 billion. During this period MedQuist also completed a $230 million acquisition of its largest competitor, acquired 20 smaller competitors and sold a 65% equity stake in the company to Philips Electronics for $1.2 billion. Prior to joining MedQuist, Mr. Emery held the positions of CFO and Senior Vice President of Operations at Integra LifeSciences Corporation.

Terrell G. Herring - please refer to the section entitled “Board of Directors” for a discussion of Mr. Herring.

R. Blane Walter - please refer to the section entitled “Board of Directors” for a discussion of Mr. Walter.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee of the Board of Directors oversees, reviews and administers all compensation, equity and employee benefit plans and programs of the Company, including executive compensation plans and programs. The Compensation Committee operates under a Compensation Committee Charter adopted by the Board of Directors. Under the Compensation Committee Charter, the Compensation Committee has, among other things, the responsibility to:

•
review annually and determine the individual elements of total compensation for the Chief Executive Officer (with the Chief Executive Officer absent during voting and deliberations) and all other executive officers;

•	approve all material perquisites and fringe benefit arrangements for the Company’s executive officers;
•	review and approve compensation for non-employee members of the Board of Directors;
•	grant equity-based awards under the Company’s incentive plans, with the ability to delegate the authority to grant awards to non-executive employees to one or more executive officers;
•	approve, and recommend to the Board for submission to the shareholders for any necessary approval, equity incentive plans;
•	approve the material terms of and recommend to the Board for approval all other material employee benefit plans of the Company; and
•	review matters related to the management performance and development and training of executive staff and succession planning.

The Charter provides that the Compensation Committee must consist of at least two directors who are “non-employee directors” within the meaning of Rule 16b-3 issued by the SEC, “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, as amended, and “independent” within the meaning of applicable NASDAQ rules and interpretations. The Board of Directors has determined that Per Lofberg and Mark Jennings, the current members of the Compensation Committee, Donald Conklin, who serves as an alternate member of the Compensation Committee, and Craig Saxton, who will, if reelected, replace Donald Conklin as an alternate member of the Compensation Committee upon Mr. Conklin's retirement from the Board of Directors at the Annual Meeting, each meet these criteria.

The Compensation Committee operates with the participation of Eran Broshy, the Company’s Chief Executive Officer, in setting compensation levels for the Company. Mr. Broshy generally attends Compensation Committee meetings with the exception of those portions devoted to the deliberation and approval of his own compensation. In addition to assisting the Compensation Committee with various analyses of the Company’s compensation structure, Mr. Broshy makes recommendations to the Compensation Committee concerning the compensation of his direct reports (including the other executive officers of the Company). These direct reports play a significant role in setting compensation within their divisions. Mr. Broshy has been authorized by the Compensation Committee to award equity incentive compensation to non-executive personnel in accordance with detailed guidelines and aggregate limits established by the Compensation Committee.

Frederic W. Cook & Co., Inc. has served as the Company’s compensation consultant since its inception and consults with the Compensation Committee as the Compensation Committee deems necessary from time to time. Although it is not formally retained by the Compensation Committee as distinct from management, Frederic W. Cook & Co., Inc. has reported principally to the Compensation Committee in recent years. The compensation consultant assists the Compensation Committee in determining its approach to executive officer compensation and in setting specific levels of executive officer compensation on both an individual and aggregate basis. In setting compensation for 2006, the Compensation Committee reviewed an executive officer wealth accumulation analysis prepared by the compensation consultant. In addition, during 2006, the compensation consultant advised the Compensation Committee in connection with the renegotiation of Mr. Broshy’s employment agreement and assisted the Company in formulating and proposing for stockholder approval the Company’s 2006 Long-Term Incentive Plan.

Compensation Philosophy

The Compensation Committee seeks to establish competitive levels of cash and long-term incentive compensation and to structure an overall compensation package that recognizes and rewards executive officers for current year performance, motivates executive officers to achieve specified performance targets on an annual basis and aligns the interests of executive officers with the long-term interests of the Company's stockholders. The Compensation Committee believes that these objectives are best accomplished in a flexible framework using a dynamic approach that responds to the specific requirements of the Company in an innovative industry and a competitive marketplace.

The Compensation Committee generally seeks to establish a total compensation package for executive officers that depending upon the Company’s performance will range between approximately the 25th and 75th percentile of compensation at a peer group of companies. The same peer group is considered by the Compensation Committee in assessing corporate performance and attainment of corporate objectives. The peer group, which was developed in conjunction with Frederic W. Cook & Co., Inc., consisted for 2006 of the following pharmaceutical services companies: Covance, Dendrite, IMS Health, MDS, NDC Health, Parexel, PDI, PPDI, SFBC International and WebMD. Consistent with the Compensation Committee’s overall philosophy that the setting of executive compensation should be a dynamic process, the Compensation Committee periodically reassesses executive compensation against the peer group and against national survey data, and incorporates that information as an element in setting executive compensation.

In determining the compensation of individual executive officers, the Compensation Committee seeks to establish a mix of cash and long-term compensation elements that is appropriately structured to achieve retention objectives and alignment with stockholder interests. Peer group comparison data is employed to support the decision-making of the Compensation Committee with regard to both cash and long-term compensation ranges and to ensure competitive compensation packages. The cash component is reviewed with bonuses valued at their targeted amounts of 50% of base salary (100% in the case of our chief executive officer). Equity incentive components are reviewed using a Black-Scholes or similar valuation model. The Compensation Committee conducted this peer group analysis most recently during May 2006. Outside the peer group comparative context, the Compensation Committee adjusts both cash and long-term incentive elements in a manner it deems to be consistent with the attainment of compensation objectives.

The Compensation Committee believes that a significant portion of compensation opportunity should be directly related to Company stock performance and other factors that directly and indirectly influence shareholder value. Equity incentive awards to executive officers, and the Company's cash bonus plan described below, are designed to accomplish this goal.

Elements of Executive Compensation

The elements of the Company's compensation programs as they apply to executive officers are as follows:

Base Salary. All of the Company's executive officers have employment agreements that establish a base salary, subject to such increases as may be approved by the Company. In determining whether to increase each officer’s base salary, the Compensation Committee considers the position, level and scope of responsibility of the officer and the performance of the Company during the preceding fiscal year, but in recent years base salary increases have principally reflected cost-of-living adjustments.

Annual Bonus. Executive officers are eligible to earn an annual cash bonus pursuant to the Company's cash bonus plan (the “Cash Bonus Plan”). The goal of the Cash Bonus Plan is to motivate exemplary performance by the senior management team during the applicable annual period both as a group and on an individual basis. The Cash Bonus Plan in effect during 2006 established a bonus range of 0 to 100% of base salary for the Company’s executive officers and provided for the payment of a target bonus at the midpoint of this range based 70% on the achievement of budgeted financial targets and a 30% discretionary component based on individual performance. In February 2007, the Cash Bonus Plan was amended to provide for a target bonus of 100%, rather than 50%, of base salary and a maximum bonus of 200%, rather than 100%, of base salary for our Chief Executive Officer. The formula portion (70%) of the maximum bonus payment corresponded to achievement of 130% of budgeted financial targets.

The Cash Bonus Plan in effect during 2006 also permitted bonus payments in excess of the bonus range at the discretion of the Compensation Committee. The Compensation Committee has generally based payment of any amounts above the bonus range on substantial performance achievement beyond budgeted financial targets. With the exception of the amendment to the Cash Bonus Plan with respect to our chief executive officer described above, bonus payments in excess of the bonus range were not paid to executive officers with respect to the Company's 2006 fiscal year.

The financial targets for the chief executive officer and the chief financial officer are consolidated EBIT and net earnings per share measures for the Company and its subsidiaries, and the financial targets for the other executive officers are divisional EBIT measures. All of these financial targets are established annually and approved by the Board of Directors, at levels intended to be appropriate growth targets that are attainable through strong performance. The discretionary component based on individual performance is typically tied to non-financial objectives that are discussed and agreed with each executive, including: organizational and people development objectives; cross-divisional integration objectives; specific strategic investment objectives; other operational objectives; and in the case of the chief financial officer also certain investor-relations objectives.

Equity-Based Incentive Awards.    The goal of the Company’s equity-based incentive awards is to align the interests of executive officers with shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee makes regular annual equity-based incentive grants to executives and others, typically in January of each year, as of the date of a regularly scheduled meeting of the Compensation Committee or a predetermined date established at such meeting. In keeping with industry norms, newly hired employees who begin employment with the Company or who are promoted during the year, may receive a "one-time" option award. Such options are granted and priced as of the fifteenth day of the month following the month in which the hiring or promotion occurs and those dates are not timed with respect to any Company or market event. Vesting is scheduled to recognize service from the date of hiring or promotion.

As described above, when the Compensation Committee reviews overall compensation levels in a benchmarking framework, the Compensation Committee determines the value of the equity-based incentive award by subtracting from target overall compensation the value of the executive's base salary and target bonus opportunity. Outside the benchmarking framework, the Compensation Committee (i) determines the size of the long-term, equity-based incentives according to each executive’s position within the Company and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value and (ii) takes into account an individual’s performance history, his or her potential for future responsibility and promotion, the individual's existing equity holdings in the Company and the portion represented by vested versus unvested shares, prior wealth accumulation by the individual and the need to accomplish the Company's retention objectives. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

Once the level of equity-based incentive compensation has been established, the Compensation Committee determines the appropriate mix of restricted stock and options to be included in the grant for the year in question. In making this determination, the Compensation Committee takes into account the number of shares available for grant under the Company's equity-based incentive plans as well as the accounting cost of the grant. Since the adoption of FAS 123R, the Company has significantly increased the use of restricted shares in its equity-based incentive grants to executive officers and others, in addition to stock options, but the form of equity award chosen must also take into account the impact of the award on share availability under the Company’s equity incentive plans. Under the 2006 Long-Term Incentive Plan, each share of restricted stock granted to a plan participant reduces availability under the plan by 1.5 shares, whereas each option granted to a plan participant reduces availability under the plan by 1 share.

Perquisites and Personal Benefits. During 2006, the Company maintained two perquisite programs for executives who had negotiated a right to receive these perquisites in their employment agreements: car allowances and payment of life insurance premiums. The Company believes these perquisite programs contribute to competitiveness of the overall executive compensation packages.

Health and Welfare Benefits

The Company maintains health insurance and life insurance programs for its employees. The value of these benefits received by executives is not required to be included in the Summary Compensation Table since they are made available to all employees on a non-discriminatory basis. The Company does not provide post-retirement coverage under these programs.

Post-Termination Compensation

Severance and Change of Control Benefits.

The employment agreements with Mr. Broshy and with John R. Emery, Chief Financial Officer of the Company, and Terrell G. Herring, President and Chief Executive Officer of the Company’s inVentiv Commercial division, provide for the payment of severance benefits to these executives upon certain termination events that do not involve a finding of cause on the part of the executive. In addition, these executives are entitled to specified payments and benefits upon a change of control. The severance and change of control provisions benefiting the Company’s executive officers are discussed in detail below under “Executive Compensation - Other Potential Post-Employment Payments and Benefits”. The Company extended these benefits in order to maintain the competitiveness of its compensation practices and to induce the executives to enter into their employment. The Company’s employment agreements with Messrs. Broshy, Emery and Herring contain non-competition commitments during the term of employment and for a period of 12 months after termination of employment. Additionally, each employment agreement contains an employee and client non-solicitation provision. The Company's employment agreement with R. Blane Walter, President and Chief Executive Officer of the Company’s inVentiv Communications division, which was entered into in connection with the Company's acquisition of inChord Communications, Inc., also contains these covenants even though it does not contain any severance or change of control benefits.

Death and Disability Benefits.

Under the terms of Mr. Broshy's employment agreement with the Company, in the event of Mr. Broshy's death during the term of his employment, his estate is entitled to acceleration of vesting of all options and restricted stock awards, which options will generally remain exercisable for the period permitted by Section 409A of the Internal Revenue Code, but not for more than two years after his death.

In the event of Mr. Broshy's termination for disability, he is entitled to receive, in addition to any Company-provided disability benefits: a lump sum payment equal to two times the sum of his base salary and the average of his awarded bonus for the three years prior to termination, reduced by any "change in control" payment previously received by him; and continuation of health and life insurance benefits for a period of one year; and acceleration of vesting of all options and restricted stock awards, which options will generally remain exercisable for the period permitted by Section 409A of the Internal Revenue Code, but not for more than two years after termination.

Nonqualified Deferred Compensation Plan.

During 2004, the Company adopted the inVentiv Health, Inc. Nonqualified Deferred Compensation Plan. The purpose of the deferred compensation plan is to provide an opportunity for these individuals to defer such compensation on a pre-tax basis and to receive the deferred amounts, together with a deemed investment return (positive or negative), either at a pre-determined time in the future or upon termination of employment with the Company or one of its subsidiaries. The Company adopted the deferred compensation plan to maintain competitiveness relative to others with whom the Company competes for talent in its ability to structure executive compensation and incentives.

Participants in the deferred compensation plan may elect to defer up to 100% of base salary, bonus, and/or commissions, except that they cannot defer amounts that are otherwise required to be withheld from their pay. Participant deferrals are always 100% vested. The Company’s obligation to pay the deferred amounts and deemed investment return are general unsecured obligations of the Company of equal rank with other unsecured indebtedness. Mr. Broshy was the only executive officer who elected to participate in the deferred compensation deferred compensation plan during 2006.

The Company may, in the sole discretion of the deferred compensation deferred compensation plan administrator, make discretionary contributions intended to restore any lost match to a participant’s 401(k) plan account by reason of a deferred compensation election by the participant or other discretionary contributions. The 401(k) plan make-up contributions vest in accordance with the vesting schedule for matching contributions under the Company’s 401(k) plan. Other discretionary contributions will be subject to any vesting schedule established in connection with the contribution or, if no vesting schedule is established, will vest at the end of the deferred compensation plan year following the year in which contribution is made. The Company has not made any 401(k) plan make-up contributions or other discretionary contributions to date under the deferred compensation deferred compensation plan.

Contributions to a participant’s deferred compensation deferred compensation plan account are deemed invested in the investment options selected by the participant. The value of the participant’s account reflects the investment return (positive or negative) of those investment options on a daily basis. The available investment options include mutual funds that invest primarily in equity instruments and mutual funds that invest primarily in debt securities. Participants may change their investment elections at any time. Life insurance may be purchased on the participant in order to defer or eliminate the income tax on deemed investment earnings. Elections of investment options do not represent actual ownership of, nor ownership rights in or to, the securities or other investments to which the investment options refer, and the Company is not required to make actual investments corresponding to the deemed investments selected by participants.

Distributions are made under the terms of the deferred compensation deferred compensation plan only under the following circumstances:

•
At the time of the deferral election, a participant may elect to receive some or all of the deferred amounts and investment returns attributable thereto in (or beginning in) a specified month prior to retirement or termination of employment.

•
All other deferrals, as well as any Company discretionary contributions, constitute the participant’s retirement account. Participants may establish up to five in-service accounts in addition to the retirement account. Separate investment option allocation elections may be made for each in-service account and for the retirement account. Distributions from in-service accounts can be made in a lump-sum or, if elected at the time of deferral and the balance is at least $10,000, in up to five annual installments.

•
Participants who retire after age 50, terminate employment after five years of service (other than for cause) or terminate employment due to disability will receive the vested portion of their retirement account balance and all undistributed in-service account balances based on a participant’s payment election.

•
Upon a termination of employment that does not qualify as a retirement or other qualifying termination, a participant will receive the vested portion of his or her retirement account balance, and all undistributed in-service account balances, in a single lump-sum payment.

•	Upon death, a participant’s designated beneficiary will receive the participant’s retirement account balance and all undistributed in-service account balances in a single lump-sum payment.
•
In the event of an unforeseen financial emergency, as defined in the deferred compensation deferred compensation plan, a participant may request a withdrawal from his or her account(s) to satisfy the emergency. Such a withdrawal must be approved by the deferred compensation deferred compensation plan administrator.

Financial Restatement

The Compensation Committee does not have the independent authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers where the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. Where applicable, the Board of Directors will consider on a case-by-case basis whether to seek, subject to applicable law, to recover any amount determined to have been received by the individual executive taking into account all relevant factors.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code and regulations adopted thereunder by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to its principal executive officer, its principal financial officer or any of its three other most highly compensated executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, including stockholder approval, are satisfied. While the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the stockholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and the Compensation Committee has approved and may in the future approve compensation that is not fully deductible. Restricted stock grants that are subject to time-based vesting will not qualify for exclusion and may result in the payment in future years of compensation that is not deductible for federal income tax purposes under Section 162(m). The NQDC Plan permits executive officers to defer amounts that would otherwise be non-deductible for federal income tax purposes under Section 162(m). The Company believes that, taking into account the effect of deferrals under the Company's nonqualified deferred compensation plan, all compensation paid to the Company’s executive officers during 2006 will be deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Mark Jennings
Per G.H. Lofberg (Chairman)

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the compensation earned for the last completed fiscal year for each of our executive officers who served at any time during the year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(2)	(g)(3)	(i)(4)	(j)(2)
Eran Broshy, Chairman and Chief Executive Officer	2006 2005	560,000 535,137	261,960 305,000	3,226,625 --	2,992,419 --	488,040 420,000	15,233 13,500	7,544,277 1,273,637
John R. Emery, Chief Financial Officer	2006 2005	318,270 308,827	31,579 158,384	140,963 50,006	281,408 --	148,421 194,562	8,772 8,772	929,413 720,551
Terrell G. Herring President & CEO, inVentiv Commercial	2006 2005	360,500 345,000	157,820 268,500	211,456 102,480	422,111 --	117,180 241,500	14,200 13,835	1,283,267 971,315
R. Blane Walter President & CEO, inVentiv Communications	2006 2005	387,000 104,192	-- --	-- --	-- --	-- --	3,126 --	390,126 104,192

(1) The amounts shown in the “Bonus” column constitute the discretionary portion of the cash incentive awards made to our executive officers under the Company's Cash Bonus Plan and any other amounts awarded as a bonus that do not constitute Non-Equity Incentive Plan Compensation. For a detailed discussion of the Cash Bonus Plan and the 2006 cash incentive awards under the Cash Bonus Plan, readers are referred to "Elements of Executive Compensation—Cash Compensation—Annual Bonus" above.

(2) The amounts shown in the “Stock Awards” column and in the “Option Awards” column represent the value of the grant of restricted stock and stock options based on the methodology employed by the Company for purposes of preparing its annual financial statements in accordance with FAS 123R, without taking into account any projected forfeitures of service-based awards. For a further discussion of this methodology, readers are referred to footnotes 2 and 13 to the Company’s audited, consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006. The amounts shown for Mr. Broshy reflect a substantial award of restricted stock and stock options in June 2006. The Compensation Committee in concurrence with the full Board of Directors determined to make this award based on the following factors:

•	Mr. Broshy has received relatively limited grants over the past several years;
•	He had very little unvested equity remaining and the Compensation Committee therefore wished to significantly increase his retention incentives; and
•	He had recently been appointed Chairman of the Board of the Company in addition to Chief Executive Officer.

It is anticipated that Mr. Broshy will not receive another extraordinary grant for at least several years. He will continue to be eligible for annual grants during this period.

(3) The amounts shown in the “Non-Equity Incentive Plan Compensation” column constitute the non-discretionary portion of the cash incentive awards made to our executive officers under the Company's Cash Bonus Plan. These amounts correspond to amounts included as a component of "Bonus" amounts as disclosed in the Company’s proxy statements relating to prior year annual meetings. For a detailed discussion of the Cash Bonus Plan and the 2006 cash incentive awards under the Cash Bonus Plan, readers are referred to "Elements of Executive Compensation—Cash Compensation—Annual Bonus" above.

The Cash Bonus Plan was amended in February 2007 to increase Mr. Broshy's target bonus from 50% of base salary to 100% of base salary and to increase the maximum bonus from 100% of base salary to 200% of base salary. Because the amendment took place after the completion of the 2006 performance period, the resulting increase in Mr. Broshy's earned award under the Cash Bonus Plan for 2006 is deemed discretionary for purposes of the Summary Compensation Table.

(4) The amounts shown in the “All Other Compensation” column represent the value of life insurance premiums paid on behalf of Mr. Broshy and Mr. Herring; car allowances paid to Mr. Broshy, Mr. Herring and Mr. Emery; and matching contributions to executive officers under our 401(k) retirement savings plan. The value of life insurance premiums and car allowances, which are deemed to be perquisites under applicable SEC guidance, was determined based on incremental cost methodology, which in each case was determined to be the Company’s direct costs incurred in connection with providing the perquisites.

GRANTS OF PLAN-BASED AWARDS

The following table presents information on equity awards granted during 2006:

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
(a)		(b)(1)	Threshold (c)	Target (d)(2)	Maximum (e)(2)	Threshold (f)	Target (g)	Maximum (h)	(i)	(j)	(k)(3)	(l)
Eran Broshy	1/13/06 6/14/06 1/13/06 6/14/06 12/12/06	1/17/06 6/14/06 1/17/06 6/14/06 12/12/06	-- -- -- -- $0	-- -- -- -- $409,500	-- -- -- -- $819,000	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --	11,250 110,000 -- -- --	-- -- 45,000 180,000 --	-- -- 25.06 26.77 --	$281,925 $2,944,700 $562,815 $2,429,604 --

John Emery	1/13/06 1/13/06 12/12/06	1/17/06 1/17/06 12/12/06	-- -- $0	-- -- $113,750	-- -- $227,500	-- -- --	-- -- --	-- -- --	5,625 -- --	-- 22,500 --	-- 25.06 --	$140,963 $281,408 --

Terrell Herring	1/13/06 1/13/06 12/12/06	1/17/06 1/17/06 12/12/06	-- -- $0	-- -- $131,250	-- -- $262,500	-- -- --	-- -- --	-- -- --	8,438 -- --	-- 33,750 --	-- 25.06 --	$211,456 $422,111 --

The restricted stock and options granted on January 17, 2006 were awarded under the 1999 Stock Incentive Plan. The restricted stock and options granted to Mr. Broshy on June 14, 2006 were awarded under the 2006 Long-Term Incentive Plan, which was approved by stockholders at the Company’s 2006 annual meeting and is the successor to the 1999 Stock Incentive Plan. All non-equity incentive plan awards during 2006 were made under the Cash Bonus Plan.

All grants of stock options made during 2006 are subject to a four-year vesting schedule. All grants of restricted stock made during 2006 are subject to a four-year vesting schedule except for the grant made to Mr. Broshy on June 14, 2006, which vests 50% on the second anniversary of the grant and 50% on the fifth anniversary of the grant. Vesting is in each case subject to continued employment, except as described below under “Other Potential Post-Employment Payments and Benefits”.

Shares of restricted stock issued during 2006 are entitled to receive dividends; however, the Company has never paid dividends on its capital stock and has no intention of doing so in the foreseeable future.

(1) The grant date for awards approved by the Compensation Committee on January 13, 2006 varied from the approval date by several days reflecting the time for administrative processing. Under the Company's current grant practices, awards that are processed promptly following the approval date will be deemed to have been granted on the approval date.
(2) Amounts shown represent the non-discretionary portions of bonus payments potentially earned under the Cash Bonus Plan with respect to 2007. The Board of Directors established the financial targets for 2007 under the Cash Bonus Plan at its meeting held on December 12, 2006.
(3) Represents in each case the closing market price on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to outstanding option and restricted stock awards as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Eran Broshy	163,938 60,000 41,250 200,000 -- --	-- -- 13,750(1) -- 45,000(2) 180,000(3)	-- -- -- -- -- --	$4.00 $1.66 $8.45 $15.96 $25.06 $26.77	12/2/2012 12/11/2012 12/10/2013 9/23/2014 1/17/2016 6/14/2016	11,250(5) 110,000(6) -- -- -- --	$281,925 $2,944,700 -- -- -- --

John Emery	20,000 3,750 70,000 --	-- 3,750(1) -- 22,500(2)	-- -- -- --	$1.66 $8.45 $15.96 $25.06	12/11/2012 12/10/2013 9/23/2014 1/17/2016	1,621(7) 5,625(5) -- --	$33,344 $140,963 -- --

Terrell Herring	20,000 5,000 37,500 --	-- 5,000(1) 75,000(4) 33,750(2)	-- -- -- --	$1.66 $8.45 $15.96 $25.06	12/11/2012 12/10/2013 9/23/2014 1/17/2016	6,748(7) 2,666(8) 8,438(5)	$116,673 $68,303 $211,456

(1) All such options will vest on December 10, 2007.
(2) 25% of such options vested on January 17, 2007 and an additional 25% will vest on each of January 17, 2008, 2009 and 2010.
(3) 25% of such options will vest on each of June 14, 2007, 2008, 2009 and 2010.
(4) 50% of such options will vest on each of September 23, 2007and 2008.
(5) 25% of such shares vested on January 17, 2007 and an additional 25% will vest on each of January 17, 2008, 2009 and 2010.
(6) 50% of such shares will vest on each of June 14, 2008 and 2011.
(7) Such shares vested on January 1, 2007.
(8) 50% of such shares will vest on each of March 9, 2007 and 2008.

OPTION EXERCISES AND STOCK VESTED

The following table provides information on stock option exercises and vesting of restricted stock held by the listed officers during fiscal year 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Eran Broshy	--	--	--	--
John Emery	20,000 30,000	547,100 802,470	810	$19,367
Terrell Herring	6,250 7,500	181,821 218,185	1,334 3,374	$38,859 $80,672

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2006:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Eran Broshy	626,529 (1)	--	155,900	--	1,642,087
John Emery	--	--	--	--	--
Terrell Herring	--	--	--	--	--

__________

(1) Of the contributions made to the non-qualified deferred compensation plan during 2006 by Mr. Broshy, $114,029 is included in the base salary amount reported for Mr. Broshy for 2006 in the Summary Compensation Table above and $512,500 was included in the bonus amount reported for Mr. Broshy for 2005 in the Summary Compensation Table included in the Company's proxy statement relating to its 2006 Annual Meeting of Stockholders filed with the SEC.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS AND BENEFITS

Upon certain types of terminations of employment, severance benefits may be paid to the Company’s executive officers. The severance and change of control payments and benefits to which Messrs. Broshy, Emery and Herring are entitled are addressed in their employment agreements, discussed below. Any severance or change of control payments or benefits to Mr. Walter would be at the discretion of the Compensation Committee or the Board of Directors.

Eran Broshy. In the event of Mr. Broshy's termination without cause or resignation for good reason prior to a "change in control", he is entitled under his employment agreement to receive a lump sum payment equal to two times the sum of his base salary and the average of his awarded bonus for the three years prior to termination; continuation of health and life insurance benefits for a period of one year; and acceleration of vesting of all options and restricted stock awards, which will generally remain exercisable for the period permitted by Section 409A of the Internal Revenue Code, but not for more than two years after termination.

Upon a "change in control" of the Company, Mr. Broshy is entitled to receive a lump sum payment equal to two times the sum of his base salary and the average of his awarded bonus for the three years prior to termination; and acceleration of vesting of all options and restricted stock awards, which options will generally remain exercisable for the period permitted by Section 409A of the Internal Revenue Code, but not for more than two years after the change in control.

In addition, in the event of Mr. Broshy's termination without cause or for good reason within 13 months after a "change in control", he is entitled to receive a lump sum payment equal to the sum of his base salary and the average of his awarded bonus for the three years prior to termination and continuation of health and life insurance benefits for a period of three years. Finally, any resignation by Mr. Broshy during the 30 days following the first anniversary of a "change in control" will be deemed to be a resignation for good reason entitling him to the payments and benefits described above in relation to a resignation for good reason.

John R. Emery. In the event of Mr. Emery's termination without cause, he is entitled under his employment agreement to receive his base salary until the earlier of twenty-six (26) weeks after his termination or the date he gains new employment. The vesting of certain of Mr. Emery’s stock options will accelerate in the event that Mr. Emery is terminated without cause within six months following a change of control. Mr. Emery’s agreement also provides that in the event of a change in control, Mr. Emery will be eligible for payments of up to one year of base salary in lieu of severance or any other payments, in the event that Mr. Emery has appropriately fulfilled his obligations to facilitate such change in control for a period of up to one year following such change in control.

Terrell G. Herring. In the event of Mr. Herring's termination without cause or his resignation for good reason, he is entitled to receive a lump sum payment equal to 52 weeks' base salary and continuation of his base salary until the earlier of 26 weeks after his termination or the date he gains new employment. Upon a change of control, Mr. Herring may become entitled to an additional payment equal to 18 months' base salary, subject to his having satisfactorily performed his employment duties and having used his best efforts to facilitate the change of control, if Mr. Herring is either terminated without cause within two months prior to the change of control or is employed on the date of the change of control, provided that if he is so employed but his employment terminates prior to the six month anniversary of the change of control for any reason other than a termination without cause by us, the additional payment will be equal to 9 months' base salary. The vesting of Mr. Herring’s stock options and restricted stock will accelerate in the event that Mr. Herring is terminated without cause within six months following a change of control.

R. Blane Walter. Pursuant to his employment agreement, prior to December 31, 2007, the termination date of Mr. Walter’s employment agreement, Mr. Walter’s employment may be terminated by the Company only (i) for cause, (ii) in the event that the inChord unit of the inVentiv Communications division fails to achieve certain specified performance measures, which the Company does not at this time anticipate is likely to occur, or (iii) a contractually stipulated settlement of certain obligations under the inChord acquisition agreement occurs simultaneously with the termination. Mr. Walter is not entitled to severance or change of control payments under his employment agreement. Mr. Walter acquired his equity position in the Company pursuant to the Company’s acquisition of inChord Communications, Inc., of which he was formerly the principal owner, and as a result his equity position in the Company is not subject to vesting.

Under the employment agreement provisions described above, the executive officers of the Company would be entitled to receive the following estimated benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive officers, which would only be known at the time that they become eligible for payment. The Table reflects the amount that could be payable under the various arrangements assuming that the triggering event occurred at December 29, 2006, including a gross-up for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Estimated Current Value of Post-Employment Benefits

Post-Employment Payments-Eran Broshy
	Termination Without Cause, for Good Reason, or Disability	CIC Without Termination	Termination Without Cause/ Resignation Within 13 Months After CIC	Death
Base Salary (1)	1,120,000	1,120,000	560,000	--
Bonus	1,496,560	1,496,560	798,280(2)	--
Acceleration of Stock Options (3)	2,377,325	2,377,325	--	2,377,325
Acceleration of Restrict Stock (3)	4,286,188	4,286,188	--	4,286,188
Tax Gross-Up Payment(4)		3,008,394	630,753
Medical Insurance	13,702	--	13,702	--
Life Insurance	1,483	--	1,483	--
TOTAL	9,295,258	12,288,467	2,004,218	6,663,513

Post-Employment Payments - Other Executives
	Base Salary (1)			Bonus		Acceleration of Stock Options (3)		Acceleration of Restricted Stock (3)		Total
	Termination Without Cause or for Good Reason	CIC	Termination After CIC	Termination Without Cause or for Good Reason	Termination After CIC	Termination Without Cause or for Good Reason	Termination After CIC	Termination Without Cause or for Good Reason	Termination After CIC	Termination Without Cause or for Good Reason	CIC	Termination After CIC
John R. Emery	159,135	--	318,270	--	--	--	332,400	--	198,844	159,135	--	849,514
Terrell G. Herring	540,750	540,750	1,081,500	--	--	--	1,936,038	--	631,068	540,750	540,750	3,648,606

(1)	These amounts represent a multiple of the respective executive’s salary, as described in the section above.
(2)	This amount represents the average bonus paid to Mr. Broshy from 2003-2005.
(3)
These amounts represent the value of any unvested awards for the respective executive assuming a change of control at December 29, 2006, based on a closing stock price of $35.35 per share on that date.

(4)	Excludes contractual entitlement to compensation for value of deductions lost because of inclusion of gross-up payment in adjusted gross income, which is not reasonably capable of estimation.

DIRECTOR COMPENSATION

The following table sets forth the compensation earned for the last completed fiscal year for each of our non-employee directors who served at any time during the year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
(a)	(b)	(c)	(h)
A. Clayton Perfall(1)	64,000	--	64,000
Donald R. Conklin(2)	39,000	--	39,000
John R. Harris(3)	39,000	--	39,000
Per G.H. Lofberg(4)	132,000	--	132,000
Mark E. Jennings(5)	40,000	--	40,000
Craig Saxton(6)	2,918	315,400(7)	318,318

All non-employee directors receive compensation of $35,000 per year plus $1,000 for attendance at each Board of Directors or Board Committee meeting, other than telephonic meetings. In addition, Board Committee Chairpersons receive additional annual compensation in the following amounts: A. Clayton Perfall (Chairman of the Audit Committee) - $25,000, and Per G.H. Lofberg (Chairman of the Compensation Committee, who cannot receive equity compensation pursuant to his current employment agreement with Merck Capital Ventures, LLC, his principal employer) - $90,000.

Messrs. Broshy, Herring and Walter are management members of the board and are not additionally compensated for attending Board meetings.

_________________________________

(1) As of December 31, 2006, Mr. Perfall held 100,000 unexcercised options and 15,000 shares of restricted stock.
(2) As of December 31, 2006, Mr. Conklin held 60,000 unexcercised options and 15,000 shares of restricted stock.
(3) As of December 31, 2006, Mr. Harris held no unexcercised options and 15,000 shares of restricted stock.
(4) As of December 31, 2006, G.H. Loftberg held no unexcercised options or shares of restricted stock.
(5) As of December 31, 2006, Mr. Jennings held no unexcercised options and 15,000 shares of restricted stock.
(6) As of December 31, 2006, Mr. Saxton held 5,000 unexcercised options and 10,000 shares of restricted stock.
(7) Represents grant date fair value of Dr. Saxton’s award described in footnote (6).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Messrs. Lofberg (Chairman) and Jennings, with Mr. Conklin serving as an alternate member (Mr. Conklin was a regular member of the Compensation Committee prior to September, 2006, at which time Mr. Jennings was elected to the Compensation Committee and Mr. Conklin was appointed as an alternate member). No member of the Compensation Committee was at any time during the 2006 fiscal year or at any other time an officer or employee of inVentiv, and no member had any relationship with inVentiv requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2006 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company's financial statements, (ii) the Company's independent registered public accounting firm' qualifications and independence, (iii) the performance of the Company's independent registered public accounting firm and the Company's internal audit function and (iv) the Company's compliance with legal and regulatory requirements.

In this context, the Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Committee discussed with the independent registered public accounting firm the auditors' independence from the Company and its management, and the independent registered public accounting firm provided to the Committee the written disclosures and letter required from the independent registered public accounting firm by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Committee approved the engagement of Deloitte & Touche LLP as independent registered public accounting firm for the Company for its 2006 fiscal year. The Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the independent registered public accounting firm to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors

Donald Conklin
John R. Harris
A. Clayton Perfall (Chairman)

The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PROPOSALS TO BE VOTED ON AT MEETING

PROPOSAL 1 -- ELECTION OF DIRECTORS

Nominees for Election as Directors

The Certificate of Incorporation and Bylaws of the Company provide that directors shall be elected at each annual meeting of the Company's stockholders. The number of directors constituting the full Board of Directors currently is fixed at nine (9) directors and will be reduced to eight (8) directors effective as of the date of the Annual Meeting to reflect the retirement of Donald Conklin for the Board of Directors.

Eight (8) nominees are named in this Proxy Statement. If elected, each of the directors will serve for a one-year term expiring at the 2008 Annual Meeting or at the earlier of his resignation or removal. The Board of Directors has nominated eight (8) incumbent directors for election to the Board: Eran Broshy, A. Clayton Perfall, John R. Harris, Per G.H. Lofberg, Mark E. Jennings, Craig Saxton, M.D., Terrell G. Herring and R. Blane Walter. Proxies may not be voted for a greater number of persons than the number of nominees named.

Approval of the election of each of the nominees as directors of the Company requires the affirmative vote of a majority of the votes cast at the Annual Meeting, meaning that the number of votes cast "for" the election of a director must exceed the number of shares as to which authority to vote is withheld with respect to that director. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote "FOR" the eight (8) nominees named by the Board of Directors.

The Board of Directors expects that all of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY FOR THE TERM INDICATED.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Company is asking its stockholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not be required to select a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Deloitte & Touche LLP served as the Company's independent registered public accounting firm for the Company’s last four fiscal years. A representative of Deloitte & Touche LLP has been invited to be present at the Annual Meeting, to make a statement and respond to questions.

Audit Fees

The aggregate fees billed or expected to be billed for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and 2005 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $3.4 million and $2.5 million, respectively.

Audit-Related, Tax and Other Fees

The aggregate fees of approximately $0.3 million and $0.5 million for audit-related services by Deloitte & Touche LLP during 2006 and 2005, respectively, were primarily for due diligence work and other acquisition-related costs independent of fees for audit services. No other fees besides the audit and audit-related fees previously mentioned were billed by Deloitte & Touche LLP in our last two fiscal years.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to approve in advance the types of audit, audit-related, tax, and any other services to be provided by our independent registered public accounting firm.

The Audit Committee has approved all of the aforementioned independent registered public accounting firm’s services and fees for 2006 and 2005 and, in doing so, has considered whether the provision of such services is compatible with maintaining independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors, acting through the Audit Committee, is responsible for the review, approval, or ratification of “related party transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. It is the Company's policy to enter into or ratify related party transactions only when it is determined that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Transactions involving related persons are reviewed by the Company’s chief financial officer. The chief financial officer determines whether a related person could have a direct or indirect material interest in such a transaction in which the amount involved exceeds $120,000, and any such transaction is forwarded to the Audit Committee for review. The Audit Committee then considers the transaction for approval under the above standard.

The Company did not enter into or amend any related party transactions during 2006. The Company's inVentiv Communications, Inc. subsidiary is party to a lease with Olde Worthington Road LLC for its current headquarters facility in Westerville, Ohio. This facility is partially owned by R. Blane Walter, who is a director and executive officer of the Company, his brothers and other current employees of inVentiv Communications through their ownership in GSW Capital LLC. GSW Capital LLC is a 50% owner of Olde Worthington Road LLC. The lease expires on September 30, 2015. The total value, on an undiscounted basis, of rental payments to be made from January 1, 2006 through maturity is estimated to be $11.8 million and Mr. Walter's interest in this payment stream is approximately $9.8 million. The entry by inVentiv Communications into this lease preceded our acquisition of inVentiv Communications and, accordingly, no person who has a financial interest in this transaction was one of our executive officers or directors at the time the lease was executed. The existence and terms of the lease were disclosed to the Board of Directors in connection with its approval of the acquisition of inVentiv Communications.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, if a stockholder of the Company wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2008 Annual Meeting of Stockholders, the proposal must be sent by certified mail-return receipt requested and must be received at the executive offices of the Company at 200 Cottontail Lane, Vantage Court North, Somerset, NJ, 08873, no later than January 17, 2008. All proposals must conform to the rules and regulations of the SEC. Under the Company’s by-laws, in order for a proposal to be raised at the 2008 Annual Meeting of Stockholders without any discussion of the matter in the proxy statement, the proposing stockholder must provide notice of such proposal, and specified accompanying information, to the Company no earlier than March 14, 2008 and no later than April 13, 2008.

PROXY
INVENTIV HEALTH, INC.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eran Broshy and John R. Emery as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent to vote as designated on the reverse side of this card all of the shares of Common Stock of inVentiv Health, Inc. held of record by the undersigned on April 26, 2007 at the 2007 Annual Meeting of Stockholders to be held on June 12, 2007 or any adjournment or postponement thereof.

[TO BE SIGNED ON REVERSE SIDE.]

PLEASE RETAIN THIS ADMISSION TICKET
for the
Annual Meeting of Stockholders
of
INVENTIV HEALTH, INC.
JUNE 12, 2007
9:00 A.M., EST

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS ANNUAL MEETING, WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD BELOW.

IF YOU PLAN TO ATTEND THE 2007 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD BELOW.

PRESENT THIS TICKET TO THE INVENTIV HEALTH, INC. REPRESENTATIVE AT THE ENTRANCE TO THE MEETING ROOM.

Please Detach and Mail in the Envelope Provided

Proposal Number 1 - Election of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal.

FOR ALL NOMINEES listed below WITHHOLD AUTHORITY
(except as marked to the  to vote for all nominees
contrary below): |_|  listed below: |_|

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Nominees: Eran Broshy; John R. Harris; Terrell G. Herring; Mark E. Jennings; Per G.H. Lofberg; A. Clayton Perfall; Craig Saxton, M.D.; R. Blane Walter.

Proposal Number 2 - Ratify appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

FOR |_| AGAINST |_| ABSTAIN |_|

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and in the discretion of the proxies on such other business as may properly come before the 2007 Annual Meeting.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Yes No Do you plan to attend the 2007 Annual Meeting? [ ] [ ]

Signature Signature Dated , 2007 -------------------- ------------------- --------- IF HELD JOINTLY

Note: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

APPENDIX A

INVENTIV HEALTH, INC.

CORPORATE GOVERNANCE POLICY ON MAJORITY VOTING

Each nominee for election to the Board of Directors in an election where the number of nominees does not exceed the number of directors to be elected (a "non-contested election") will as a condition to such nomination submit a resignation to the Board in accordance with the Corporation's By-Laws. If an incumbent nominee does not receive the vote of at least the majority of the votes cast an any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board of Directors in accordance with the By-Laws of the Corporation. For purposes of this corporate governance policy, a majority of votes cast means that the number of shares voted "for" a director's election exceeds the number of shares as to which authority to vote is withheld for that director's election. Votes cast include votes to withhold authority in each case and exclude abstentions and broker non-votes.

If an incumbent director nominated in a non-contested election is not elected, the Board of Directors will determine, through a process managed by the Nominating and Corporate Governance Committee (or, if otherwise determined by the Board of Directors, by another body of independent directors) (the "Committee") whether to accept or reject the tendered resignation at the next regularly scheduled meeting of the Board of Directors. The Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Committee's recommendation, and publicly disclose (by a filing with the Securities and Exchange Commission) its decision regarding the tendered resignation and the rationale behind the decision within 120 days from the date of the certification of the election results. Unless the Board determines that retention of the director is clearly in the best interests of the Corporation, the Board of Directors will accept the resignation. The director who tenders his or her resignation will not participate in the recommendation of the Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director's resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

If an incumbent director's resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors in accordance with the By-Laws.

The Nominating and Corporate Governance Committee will have plenary authority to interpret this corporate governance policy, including as to whether an election is a contested election or a non-contested election. This corporate governance policy will be summarized or included in each proxy statement relating to an election of directors of the Corporation.